                                                                     EXHIBIT 2.4


                       MANUFACTURING SERVICES AGREEMENT


     This Manufacturing Services Agreement (this "Agreement"), effective as of January 1, 1998 ("Effective Date"), is entered into between Storm Technology, Inc., a Delaware corporation, having its principal place of business at 1395 Charleston Road, Mountain View, California 94043, ("Buyer"), and Logitech Far East Ltd., a Taiwanese corporation, having its principal place of business at #2 Creation Road IV, Science Based Industrial Park, Hsinchu, Taiwan R.O.C. ("Logitech Asia").


                                   RECITALS
                                   --------

     A. This Agreement is an Ancillary Agreement as defined in the Agreement for the Purchase and Sale of Assets entered into among Buyer, Logitech Asia and Logitech Asia's affiliates pursuant to which Buyer is acquiring from Logitech Asia and its affiliates certain tangible and intangible assets related to certain sheet-fed and flatbed scanning products developed and/or distributed by Logitech Asia and its affiliates (the "Asset Purchase Agreement").

     B. Concurrent with the execution of this Agreement, the parties are entering into a Joint Sales and Marketing Agreement for the distribution by Logitech Asia of the products acquired by Buyer pursuant to the Asset Purchase Agreement and certain other image scanning and image capturing products which have previously been developed and/or distributed by Buyer (the "Joint Sales and Marketing Agreement").

     C. Logitech Asia desires to manufacture and sell to Buyer, and Buyer desires to purchase from Logitech Asia, a certain component and a certain product acquired by Buyer pursuant to the Asset Purchase Agreement as specified herein in accordance with the terms and conditions stated in this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties agree as follows:

1.   DEFINITIONS

     The terms in the Agreement which are capitalized have the meanings set forth in this Section 1 or are defined elsewhere in this Agreement.

     1.1  Cost.  "Cost" means all direct and indirect costs incurred by Logitech
          ----
Asia allocable to the manufacture, testing, storage and shipment of a Product, including, but not limited to, the costs of labor, facilities, equipment, materials and overhead, calculated in accordance with Logitech Asia's then-prevailing standard cost accounting procedures, and adjusted for variances to such cost, and with respect to units or portions acquired from a vendor, the amounts paid to the vendor plus costs associated with the acquisition from such vendor.

     1.2  PageScan USB.  "PageScan USB" means that certain image scanning
          ------------
product distributed by Logitech, Inc. or its affiliates prior to the Closing under the Asset Purchase

Agreement under the name "PageScan USB," in the form such product was so distributed as of the Effective Date, with such modifications as Logitech Asia and Buyer may mutually agree upon in writing pursuant to the terms of this Agreement.

     1.3  PPA.  "PPA" means that certain parallel port adapter component of the
          ---
image scanning product distributed by Logitech, Inc. or its affiliates prior to the Closing under the Asset Purchase Agreement under the name "Freescan," in the form such product was so distributed as of the Effective Date, with such modifications as Logitech Asia and Buyer may mutually agree upon in writing pursuant to the terms of this Agreement.

     1.4  Products.  "Products" means PageScan USB and the PPA.
          --------

     1.5  Specifications.  "Specifications" means the specifications for each
          --------------
Product, attached hereto as Exhibit A.

2.   PURCHASE OF PRODUCTS

     2.1  Precedence.  Buyer may purchase Products from Logitech Asia upon the
          ----------
terms and conditions set forth in this Agreement. It is the intent of the parties that this Agreement and its Exhibits shall prevail over the terms and conditions of any purchase order, acknowledgment form or other instrument.

     2.2  Term.
          ----

          (a) PageScan USB.  In the case of PageScan USB, this Agreement shall
              ------------
continue in full force and effect until September 30, 1998 unless earlier terminated as provided in this Agreement. Purchase orders for PageScan USB accepted before the expiration of this Agreement (with respect to PageScan USB) for delivery of Products to be taken within thirty (30) days after expiration shall be honored by Logitech Asia.

          (b) PPA.  In the case of the PPA, this Agreement shall continue in
              ---
full force and effect until (i) the parties mutually agree to terminate this Agreement in writing, or (ii) this Agreement is terminated as provided in
Section 9 below, or (iii) the third anniversary of the Effective Date, whichever occurs first. Notwithstanding the foregoing, Logitech Asia agrees that it will manufacture the PPA under this Agreement as necessary for Buyer to fulfill its obligations under the Equipment Purchase Agreement dated June 1, 1996 between Xerox Corporation and Logitech, Inc. (as predecessor in interest to Buyer); provided, however, that any modifications to the PPA which may be requested by Storm for the purposes of such Equipment Purchase Agreement shall be considered and made, if at all, pursuant to the terms of Section 2.8 below.

     2.3  Purchase Price for Products.  The purchase prices for each of the
          ---------------------------
Products purchased under this Agreement are set forth in Exhibit B. Such purchase prices are for unpackaged Products.

     2.4  Forecasts.  Buyer shall provide Logitech Asia, on a monthly basis, a
          ---------
non-binding rolling six (6) month Product by Product forecast (the "Forecast").

     2.5  Quantities, Delivery Schedules and Ordering Procedures.  All orders
          ------------------------------------------------------
for Products submitted by Buyer shall be initiated by written purchase order. Purchase orders shall provide for a delivery date not less than sixty (60) days from the date of the purchase order. All purchase orders that conform to this
Section 2.5 that are within the Forecast shall be accepted by Logitech Asia. Each purchase order shall be a firm purchase order and shall be reschedulable and cancelable only in accordance with Sections 2.6 and 2.7 of this Agreement. Purchase orders shall state the quantities of each Product being ordered. Logitech Asia shall use its best efforts to ship Products by the delivery dates stated on purchase orders submitted in accordance with this Section 2.5. Notwithstanding the foregoing, however, in the event that Logitech Asia is unable to supply the worldwide requirements of Products, Logitech Asia shall not be deemed in breach of this Section 2.5 for failure to ship any quantities as a result of such shortage, to the extent that Logitech Asia uses its best efforts to produce the required quantities as soon as possible and provided that Logitech Asia allocates to Buyer at least one-third (1/3) of all supplies of such Products continuously throughout the period of the shortage.

     2.6  Rescheduling of Orders.  Buyer may upon prior written notice to
          ----------------------
Logitech Asia reschedule without penalty delivery of the following quantities of the Products for which purchase orders have been submitted, provided that no order may be rescheduled more than once and rescheduled delivery must occur within sixty (60) days of the original scheduled delivery date.

     If Rescheduling occurs:                % of the units of the Products
     (days prior to shipment date)          which may be rescheduled
----------------------------------          ------------------------
     61+                                    100%
     46 to 60                               50%
     31 to 45                               25%
     0 to 30                                0%

     2.7  Cancellation of Orders.  Buyer may upon written notice to Logitech
          ----------------------
Asia cancel the following quantities of the Products for which purchase orders have been issued:

     If Cancellation occurs:                % of the units of the Products
     (days prior to original delivery)      which may be canceled
--------------------------------------      ---------------------
     91+                                    100%
     61 to 90                               50%
     46 to 60                               20%
     31 to 45                               10%
     0 to 30                                0%

     2.8  Changes.  Logitech Asia shall make no changes to the Products without
          -------
the written consent of Buyer. Logitech Asia will consider, in good faith, any request for modification proposed by Buyer, and if applicable, Buyer and Logitech Asia will mutually agree in writing on any such modifications and the corresponding changes in prices therefor as written amendments to

Exhibits A and B of this Agreement, respectively. Logitech Asia shall have no obligation to make any modifications to the Products or the Specifications.

3.   DELIVERY TERMS

     All Products manufactured in Hsinchu, Taiwan shall be delivered F.O.B. the ocean ports located in Keelung or Kaoshiung or the airport located in Taipei, as applicable. All Products manufactured in Suzhou, People's Republic of China shall be delivered F.O.B. the ocean port or the airport located in Shanghai, as applicable. All Products shall be suitably packed for shipment by Logitech Asia. Title and risk of loss to the Products shall pass to Buyer upon delivery to the F.O.B. point. All shipments shall be made by Logitech Asia in accordance with shipping instructions provided from time to time by Buyer. Any special packing expenses shall be paid by Buyer.

4.   PAYMENTS

     4.1  Payments for the Products, Credit.  Full payment for Buyer's purchase
          ---------------------------------
price of the Products (including any freight, taxes or other applicable costs initially paid by Logitech Asia but to be borne by Buyer) shall be paid in U.S. dollars within thirty (30) days of the date of invoice. Logitech Asia shall not issue any invoice prior to shipment of the Products. Logitech Asia shall not issue any invoice prior to shipment of the Products. Logitech Asia may withhold or suspend its performance under this Agreement in the event that Buyer (i) fails to make timely payment of outstanding invoices, or (ii) otherwise fails to fulfill its obligations under this Agreement, the Asset Purchase Agreement or the Joint Sales and Marketing Agreement, or (iii) suffers a material adverse change in financial condition. In addition, if any payment is late and is not paid within thirty (30) days of its due date, or if Logitech Asia terminates this Agreement pursuant to Sections 9.1 or 9.2 below, the due dates of all outstanding invoices will automatically be accelerated and will become immediately due and payable. Any invoiced amount not paid when due shall bear interest at the rate of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, whichever is lower.

     4.2  Taxes, Licenses.  Buyer shall be responsible for all sales, use or
          ---------------
other similar taxes (including value added taxes), all import and export duties and fees and all forwarder's or consular expenses arising from the purchase and sale of the Products, or alternatively, Buyer shall establish its exemption therefrom by furnishing a resale certificate number to Logitech Asia. Buyer shall be solely responsible for obtaining any import or export licenses with respect to the Products. Logitech Asia shall be responsible for all taxes and fees of any kind levied by any government authorities based upon Logitech Asia's net income.

5.   PRODUCT WARRANTY, ACCEPTANCE  AND SERVICE

     5.1  Limited Warranty.  Logitech Asia warrants to Buyer that all Products
          ----------------
delivered under this Agreement will be free from defects in materials or workmanship and will perform substantially in conformance with the Specifications for a period of fifteen (15) months from the date of manufacture by Logitech Asia (the "Warranty Period"). This warranty shall apply to any

Product which is or becomes defective during the Warranty Period and is returned to Logitech Asia in accordance with Section 5.3 below. LOGITECH ASIA'S SOLE LIABILITY AND BUYER'S EXCLUSIVE REMEDY FOR PRODUCTS THAT DO NOT CONFORM TO THE FOREGOING WARRANTY SHALL BE LIMITED TO REPAIR, REPLACEMENT, CREDIT OR REFUND AT LOGITECH ASIA'S SOLE OPTION. REPLACEMENT PRODUCTS SHALL BE RETURNED TO BUYER BY LOGITECH ASIA AT BUYER'S EXPENSE. THE FOREGOING WARRANTY EXTENDS ONLY TO A PRODUCT PROPERLY USED FOR THE PURPOSE INTENDED AND DOES NOT COVER PRODUCT SUBJECTED TO UNUSUAL PHYSICAL OR ELECTRICAL STRESS, ABUSE, MISUSE, ACCIDENT, ALTERATION, NEGLECT OR UNAUTHORIZED REPAIR.

     5.2  Acceptance.
          ----------

          (a) For each unit of Product, Buyer (or its designee) will have ten
(10) calendar days from the date such unit is received by Buyer (the "Acceptance Period") to examine and test the Product for conformity to the Specifications. During the Acceptance Period for each unit of Product, Buyer (or its designee) may (i) accept the unit, or (ii) reject the unit by notifying Logitech Asia in writing of the manner in which the unit fails to conform to the Specifications. Any unit not rejected by Buyer (or its designee) within the Acceptance Period will be deemed to be accepted as of the first day following the Acceptance Period. In the event that a unit is rejected, Buyer (or its designee) may, at Logitech Asia's expense and without cost to Buyer (or its designee), either, (y) return the unit to Logitech Asia for replacement with a new conforming unit, or
(z) permit the modification of the unit to correct the nonconformity (e.g., by providing replacement components and modification instructions). Units that are replaced or modified pursuant to this Section 5.2(a) will be subject to a new Acceptance Period.

          (b) The following remedies for defective Products will only extend to defects in Products caused by manufacturing errors and not design or development errors:

              (i) In addition to the rights of Buyer to reject units of Products as set forth in subsection (a) above, Buyer may, in its sole and absolute discretion, test any random sample of any Product shipment Buyer receives pursuant to the provisions of this Section 5.2(b). Buyer and Logitech Asia will mutually agree upon the testing procedures for each Product or modify such procedures as reasonably required. A sample of each shipment to be tested will be tested, and the corresponding shipment accepted or rejected according the following guidelines:

Shipment                     Test          Acceptance                  Rejection
Delivery Size                Sample Size   Criteria                    Criteria
-------------                -----------   ---------                   --------
501-1,200 units               80 units     1 defective unit or less    2 defective units or more
1,201-3,200                  125 units     2 defective units or less   3 defective units or more
3,201+                       200 units     3 defective units or less   4 defective units or more

              (ii) If a shipment is rejected according to the above procedures and criteria, Buyer will immediately notify Logitech Asia of the rejection. Logitech Asia will then provide all reasonably requested technical support to test all units in such shipment and repair any defective units therein. Logitech Asia shall pay for all such testing and repair of the units in such shipment, and any related costs or expenses thereof. If Buyer is unable to complete the testing and repair of defective units in such shipment within a reasonable period and with no more than reasonable efforts, Buyer may return the entire shipment to Logitech Asia for testing and repair at Logitech Asia's sole expense (including shipping costs to and from Buyer). Neither Buyer nor any of its customers will be invoiced for or have any obligation to pay for defective units of Product until and unless such defective units are repaired or replaced and Buyer confirms their conformance with the applicable Specifications.

              (iii) The "Defect Rate" for each rolling four month period shall be defined as the fraction (expressed in percentage form) whose numerator is the number of total units of each specific Product which are both (y) returned to Buyer from its end user customers, and (z) found by Buyer upon such return to be defective according to the testing procedures established under subsection (i) above, and whose denominator is equal to Buyer total unit shipments of Products over the applicable four month period. If the Defect Rate exceeds three percent (3%) for any month, Logitech Asia shall, at Buyer's sole option, reimburse Buyer or credit Buyer on open invoices, an amount equal to all shipping expenses incurred by Buyer during such four month period to repair or replace the number of defective units in excess of the three percent (3%) Defect Rate.

     (c) Rejected Products pursuant to this Section 5.2 will be shipped to Logitech Asia, subject to Section 5.3 below.

     5.3  Return Policy.   No Products shall be returned to Logitech Asia except
          -------------
(i) pursuant to Sections 5.1 or 5.2 above, and (ii) in accordance with Logitech Asia's standard return policy. Logitech Asia shall be under no obligation to accept any Products returned by Buyer unless Buyer shall have first contacted Logitech Asia, described the nature of the problem, obtained a Return Material Authorization ("RMA") number, and shipped the Products to Logitech Asia suitably packed for shipment, with the RMA number conspicuously displayed on the outside of the shipping carton, and with a packing slip which includes a problem report
describing the reason for return of the Products.    All Products returned to
Logitech Asia for any reason shall be returned by Buyer at Logitech Asia's expense, and Logitech Asia shall be under no obligation to accept returned Products from Buyer's customers, agents or any other parties.

     5.4  Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE,
          ----------
LOGITECH ASIA GRANTS NO OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY. LOGITECH ASIA HEREBY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH ANY PRODUCT SOLD BY LOGITECH ASIA UNDER THIS AGREEMENT. THIS SECTION SHALL APPLY EVEN IF THE FOREGOING LIMITED REMEDIES FAIL OF THEIR ESSENTIAL PURPOSE.

6.   INDEMNIFICATION

     6.1  Indemnification of Logitech Asia.  Subject to Section 6.3 below and
          --------------------------------
Section 7.3 of the Asset Purchase Agreement, Buyer shall indemnify each of Logitech Asia and its affiliates and the directors, officers, and employees of Logitech Asia and such affiliates and the successors and assigns of any of the foregoing (the "Logitech Asia Indemnitees"), and hold each Logitech Asia Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") incurred by any Logitech Asia Indemnitee, arising from or occurring as a result of (a) product liability or strict liability claims relating to any Products sold to Buyer under this Agreement except to the extent such claim is caused by the gross negligence or willful misconduct of a Logitech Asia Indemnitee or a manufacturing defect in the Products; or (b) infringement claims brought by third parties with respect to Logitech Asia's manufacture of Products hereunder; or (c) the gross negligence or willful misconduct of Buyer.

     6.2  Indemnification of Buyer.  Subject to Section 6.3 below, Logitech Asia
          ------------------------
shall indemnify each of Buyer and its affiliates and the directors, officers, and employees of Buyer and such affiliates and the successors and assigns of any of the foregoing (the "Buyer Indemnitees"), and hold each Buyer Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") incurred by any Buyer Indemnitee, arising from or occurring as a result of (a) the gross negligence or willful misconduct of Logitech Asia, or (b) manufacturing defects in the Products.

     6.3  Indemnification Procedure.  The above indemnities shall be subject to
          -------------------------
the following procedures:

          (a) The party receiving the indemnity ("Indemnitee") will promptly notify the party with the indemnity obligation ("Indemnitor") of any third party claim, action or demand after the Indemnitee receives notice thereof; provided, however, that failure or delay to provide such notification shall not reduce or otherwise affect the obligations of the Indemnitor, except to the extent that such failure or delay shall have materially prejudiced the Indemnitor's ability to defend against, settle or satisfy such claim or materially increase the cost thereof.

          (b) The Indemnitor, at its expense, shall pay, compromise, settle or otherwise dispose of any such claim; provided, however, that no compromise, settlement or disposal of such claim shall be entered into without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          (c) Indemnitor shall have sole control over the defense and settlement of any such claim but in any action defended by Indemnitor, Indemnitee shall at all times have the right to employ its own counsel; provided, however that the fees and expenses of such counsel shall be Indemnitee's own expense unless the employment of such counsel shall have been authorized by Indemnitor in connection with the defense of such claims. In such event, such fees and expenses shall be borne by Indemnitor.

7.   CONFIDENTIALITY

     7.1  Definition.  "Confidential Information" shall mean the technical
          ----------
information, know-how, technology, formulae, system designs, prototypes, ideas, inventions, improvements, layouts, software, concepts, techniques, discoveries, data, files, supplier and customer identities and lists, accounting records, forecasts, project management plans, marketing plans and business plans relating to this Agreement to which a party has proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium) conspicuously indicated as proprietary information, confidential information or a substantially similar legend that are not generally known by the public. Information communicated orally shall be considered Confidential Information if such information is designated as being confidential or proprietary at the time of disclosure and is confirmed in writing to the other party to be confidential within thirty (30) days of initial disclosure. Any of the foregoing shall not be considered Confidential Information if the party receiving it can show that it: (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was rightfully received by the receiving party from a third party not in violation of any contractual, legal or fiduciary obligation by such third party; (iii) was approved for release by written authorization by the party having rights therein; or (iv) was developed by the receiving party independently of the party having rights therein without breach of any confidentiality or other obligations.

     7.2  Confidentiality of Agreement.  Each party covenants to the other party
          ----------------------------
that it will not in any manner disclose or divulge the contents of the Agreement or any of the material terms and conditions hereof to any third party, except
(i) as the other party may expressly consent in advance in writing, or (ii) as may be required in obtaining any necessary governmental or regulatory approval for the transactions contemplated hereby, or (iii) as may otherwise be required by any applicable law, or (iv) to such party's legal, financial or other business advisors or potential investors.

     7.3  Treatment of Confidential Information.  For a period of five (5) years
          -------------------------------------
after receipt of any Confidential Information, each party shall keep and maintain the other party's Confidential Information in strictest confidence and, except as otherwise expressly provided herein, each party: (i) shall not use the other party's Confidential Information, except as required to perform its obligations under this Agreement; and (ii) shall not provide or otherwise make available, whether directly or indirectly, any of the other party's Confidential Information to any party other than: (A) to employees and officers of a party who require access to such Confidential Information for performance of their duties and who have signed a written nondisclosure agreement including the requirement to protect third party proprietary information, or (B) as required by any applicable law, in response to a valid order by a court or other governmental body or necessary to establish the rights of either party under this Agreement; provided, however, that the party disclosing such information shall provide prompt written notice thereof to the other party to enable it to seek a protective order or otherwise prevent such disclosure. Each party shall take all reasonable actions (by instruction, agreement or otherwise) necessary to maintain the confidentiality of the other party's Confidential Information. Notwithstanding the foregoing, each party shall be required to protect the other party's Confidential Information consistent with the same protections afforded its own Confidential Information in the ordinary conduct of its business but in no event with less than reasonable care.

     7.4  Return or Destruction.  Upon termination of this Agreement, or at any
          ---------------------
other time if requested by a party, each party promptly shall return to the other party all Confidential Information received by it or its representatives by such other party unless the party provides assurances reasonably satisfactory to such other party that such Confidential Information has been destroyed.

8.   LIMITATION OF LIABILITY

     IN NO EVENT WILL LOGITECH ASIA BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THE SALE OF PRODUCTS OR SERVICES TO BUYER, INCLUDING CLAIMS BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, STRICT LIABILITY OR OTHERWISE. THIS LIMITATION SHALL APPLY EVEN IF LOGITECH ASIA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9.   TERMINATION

     9.1  Termination for Breach.  Either party may terminate this Agreement in
          ----------------------
the event the other party fails to cure a material breach of this Agreement within sixty (60) days of receiving notice thereof.

     9.2  Insolvency.  Either party may terminate this agreement (i) immediately
          ----------
if the other party becomes insolvent, or (ii) immediately upon any proceeding being commenced by or against the other party under any law providing relief to such party as a debtor provided such proceeding is not dismissed after a period of thirty (30) days.

     9.3  Effect of Termination.
          ---------------------

          (a) Upon termination of this Agreement by Logitech Asia pursuant to
Section 9.1 or 9.2 above, (i) Logitech Asia shall have no obligation to fulfill orders following the date of termination, and (ii) Buyer shall compensate Logitech Asia for Products and material inventory as follows: (1) the contract price of all finished Products in Logitech Asia's possession, (2) the cost of material inventory (including handling charges), whether in raw form or work in process, and not returnable to the vendor or usable for other customers, (3) the cost of material on order (including handling charges) which cannot be canceled, and (4) any vendor cancellation charges incurred with respect to material canceled or returned to the vendor; provided that subsection (ii) above shall not apply to any contact image sensor materials purchased pursuant to that certain Product Sales Agreement dated as of September 26, 1996 between Logitech, Inc. and Mitsubishi

Electronics America, Inc., as amended. Logitech Asia shall promptly deliver such Products and material inventory to Buyer following such payment.

          (b) Upon termination of this Agreement by Buyer pursuant to Section
9.1 or 9.2 above, Logitech Asia shall continue to fulfill all orders accepted by Logitech Asia prior to the date of termination for delivery of Products to be taken within thirty (30) days from the date of termination.

          (c) In the event of termination by act of either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Logitech Asia or Buyer.

     9.4  Survival of Certain Provisions upon Expiration and Termination.  The
          --------------------------------------------------------------
provisions of Sections 2.2, 3, 4, 5, 6, 7, 8, 9 and 11 shall survive any expiration or termination of this Agreement.

10.  TRANSITION

     Buyer shall identify, and notify Logitech Asia in writing, of a substitute manufacturer of PageScan USB by September 1, 1998. Logitech Asia shall use reasonable efforts to support the transition of the manufacture of PageScan USB to such substitute manufacturer.

11.  MISCELLANEOUS PROVISIONS


     11.1 Assignment.  Neither party shall directly or indirectly sell, assign,
          ----------
subcontract or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of the other parties, except as permitted in this section. Either party may assign this Agreement to any of its wholly-owned subsidiaries, provided that such party remains responsible for and guarantees the full performance of this Agreement after such assignment. In addition, either party may, without the prior notice to or written consent of the other party, assign or transfer this Agreement as part of a corporate reorganization, consolidation, merger or sale of substantially all of its assets, provided that the successor entity assumes all of such party's obligations under this Agreement and agrees in writing to be bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.


     11.2 Notices and Representatives.Any notice or reports required or
          ---------------------------
permitted to be given under this Agreement shall be given in writing and shall be delivered by personal delivery, telegram, facsimile transmission or by certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices:

          To Logitech Trading at:      Logitech Far East Ltd.

                                       #2 Creation Road IV
                                       Science-Based Industrial Park
                                       Hsinchu, Taiwan R.O.C.
                                       Facsimile: 011-886-35-77-8246

          with copy to:                Logitech Inc.
                                       6505 Kaiser Drive
                                       Fremont, CA  94555
                                       Attention:  Chief Financial Officer
                                       Facsimile:  (510) 795-7496

          To Buyer at:                 Storm Technology, Inc.
                                       1395 Charleston Road
                                       Mountain View, CA 94043
                                       Attention: Chief Financial Officer
                                       Facsimile: (650) 691-6699

          with copy to:                Gray Cary Ware & Freidenrich
                                       400 Hamilton Avenue
                                       Palo Alto, California 94301
                                       Attention:  James M. Koshland
                                       Facsimile:  (650) 327-3699

     11.3 Entire Agreement and Modification.This Agreement (including its
          ---------------------------------
Exhibits) constitutes the entire agreement of Buyer and Logitech Asia relating to the manufacture of Products by Logitech Asia and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, letters of intent and agreements in principle between them, whether written or oral, relating to that subject matter. This Agreement (including its Exhibits) may only be amended by a written instrument signed by Buyer and Logitech Asia.

     11.4 Construction of Agreement.  This Agreement has been negotiated by the
          -------------------------
respective parties and their attorneys, and its language shall not be construed for or against any party. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

     11.5 Relationship of the Parties.  Nothing contained in this Agreement
          ---------------------------
shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties shall at all times be that of independent contractors. Neither party shall have authority to contract for or bind the other in any manner whatsoever. This Agreement confers no rights upon either party except those expressly granted herein.

     11.6 Waiver.Delay or failure to exercise any right or remedy under this
          ------
Agreement shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a default. Waiver of any breach or failure of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. All waivers must be in writing signed by the party to be charged.

     11.7 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the internal substantive laws of the State of California, without regard to its choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable.

     11.8 Severability.The provisions of this Agreement are severable, and if
          ------------
any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nevertheless be binding between the parties. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

     11.9 Parties in Interest.Nothing contained in this Agreement, whether
          -------------------
express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and permitted assigns, nor is anything contained in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over against any party to this Agreement.

     11.10  Absence of Third Party Beneficiary Rights.No provisions of this
            -----------------------------------------
Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

     11.11  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.12  Force Majeure.  Neither Logitech Asia nor Buyer shall be in default
            -------------
of any obligations under this Agreement if such default results from governmental acts or directives (official or unofficial), strikes (legal or illegal), acts of God, war (declared or undeclared), insurrection, riot or civil commotion, fires, flooding, explosions, embargoes or delays in manufacturers' or suppliers' furnishing products, or other event of force majeure not within the reasonable control of the party affected.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.



LOGITECH FAR EAST, LTD.                STORM TECHNOLOGY, INC.


By:                                    By:
   ---------------------------------      --------------------------------

Name:                                  Name:
     -------------------------------        ------------------------------

Title:                                 Title:
      ------------------------------         -----------------------------

                                   EXHIBIT A


                            PRODUCT SPECIFICATIONS


                                [See Attached]

                                   EXHIBIT B


                                PURCHASE PRICE


                Product                                      Price

PageScan USB                             Cost plus 10% of Cost
PPA                                      Cost plus 15% of Cost